UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 3, 2008

Dresser-Rand Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32586	20-1780492
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

10205 Westheimer Road, Houston, Texas	77042
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (713) 467-2221

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Dresser-Rand Group Inc. (“Dresser-Rand”) (NYSE: DRC), today announced that Ray Carney has been elected Vice President, Controller and Chief Accounting Officer to succeed Lonnie Arnett, who is retiring.

Mr. Carney joined Dresser-Rand in August 2008 as Corporate Controller, and has been working with Lonnie Arnett, Vice President, Controller and Chief Accounting Officer, to transition responsibilities. Mr. Carney was most recently with Alcoa, Inc., where he was Group Controller for a $10 billion global division with 27 plants around the world and headquartered in New York City. Prior to his time with Alcoa, he spent 13 years with Ernst & Young, a Big Four public accounting firm, in their Pittsburgh office serving a variety of clients including several that were publicly owned. Mr. Carney is a Certified Public Accountant (CPA) with a BS from Penn State University.

Pursuant to the terms of his offer letter, Mr. Carney receives an annual base salary of $210,000 and his annual incentive program bonus target is 45% of his base salary. Mr. Carney is eligible for the Company’s long term incentive program and received an initial grant of stock options and restricted stock valued at $165,000 on the first fixed grant date following his start date with the Company. Mr. Carney received a one-time relocation bonus of $30,000. In the event of a Change in Control, Mr. Carney will be entitled to receive no less than one and one-half years equivalent of salary and annual bonus, subject to such additional terms as are to be determined by the Company. Mr. Carney is also entitled to participate in the Company’s employee benefit program. A copy of the offer letter is filed as Exhibit 10.1 to this report and is incorporated herein by reference. There were no understandings or arrangements with any person regarding Mr. Carney’s appointment other than the offer letter.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed with this Form 8-K:

Exhibit No.	Description
10.1	Offer Letter, dated July 7, 2008, from the Company to Raymond L. Carney Jr.
99.1	Press Release dated November 3, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dresser-Rand Group Inc.

By: /s/ Mark F. Mai
Mark F. Mai
Vice President, General Counsel and Secretary

DATED: November 3, 2008

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer Letter, dated July 7, 2008, from the Company to Raymond L. Carney Jr.
99.1	News Release of Dresser-Rand Group Inc. dated November 3, 2008